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EXHIBIT 10.1

EMPLOYMENT AGREEMENT

        This Agreement (this "Agreement") is made and entered into as of this 25th day of March, 1997 by and between Wholesome & Hearty Foods, Inc., an Oregon corporation (the "Employer" or "WHFI"), and James W. Linford (the "Employee"). In consideration of the promises and mutual covenants herein contained, the parties agree as follows:

AGREEMENT

        1.    Engagement.    Employer hereby agrees to employ Employee and Employee hereby agrees to be employed in the capacity of Vice President of Supply Chain for the terms and on the conditions stated herein.

        2.    At-Will Employment.    Employee's employment with Employer shall commence on March 14, 1997. The Employer and the Employee both hereby acknowledge and agree that the employment created pursuant to this Agreement is an at-will relationship and that, subject to the terms and provisions hereof, either party may terminate the relationship with or without cause, at any time during the course of the Employee's employment hereunder.

        3.    Duties.

        (a)  Employee shall be employed initially as Vice President Supply Chain on a full-time basis. As Vice President Supply Chain, Employee shall perform at all times, faithfully, industriously, and to the best of her/his ability, all duties and functions consistent with the office of Vice President Supply Chain as she/he may be called upon to perform by Employer's President (hereinafter "President") or designee. Employee also agrees to abide by any general employment guidelines or policies adopted by Employer as they may be implemented and/or amended from time to time.

        (b)  During the term of Employee's employment under this Agreement, Employee may engage in other business activities or on a volunteer basis in religious, charitable or other community activities, provided that Employee provides advance notification to the President of each such activity and that such activities do not negatively reflect on Employer or impair or otherwise negatively affect Employee's ability to fulfill her/his duties under this Agreement. If Employee engages in any such business, religions, charitable or other community activity that in the determination of the President reflects negatively on Employer or impairs or otherwise negatively affects Employee's ability to fulfill her/his duties under this Agreement, Employee shall immediately cease participating in such activity at the request of the President or the President's designee.

        4.    Compensation.

        (a)  As compensation for the services to be rendered by the Employee to Employer pursuant to this Agreement, Employer hereby agrees to pay the Employee an annual gross salary of $135,000 (hereinafter "Gross Salary"), minus lawful withholdings, payable according to Employer's normal payroll practices and schedule.

        5.    Employee Benefits.

        (a)  If eligible, the Employee shall be entitled to receive the Company's standard employee benefits, including, if provided, medical, dental, and disability insurance and paid sick leave and vacation according to the terms provided by Employer. Employee will accrue vacation time at the rate of three weeks per year for the first two years of employment. Such benefits may be amended or discontinued by Employer at any time. Employee will be eligible to begin participating in the Company's health insurance on or about April 1, 1997 and will be eligible to participate in the

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Company's qualified retirement plans in accordance with the eligibility and participation rules contained therein.

        6.    Incentive Stock Options.    The Company will grant Employee the following options under the Company's 1992 First Amended and Restated Combination Stock Option Plan (the "Plan").

        Pending approval from the Board of Directors' Compensation Committee, an incentive stock option to purchase 50,000 shares of the Company's common stock. Exercise price will equal the fair market value (as defined in the Plan) of the stock on the day approval of the Board of Directors is granted. This incentive stock option shall vest and become exercisable by Employee as to Twenty percent (20%) of the option shares on the date of grant, and shall thereafter vest and become exercisable as to Twenty percent (20%) of the option shares on each subsequent anniversary of the date of grant. The terms and conditions of such incentive stock option are set forth in the Incentive Stock Option Agreement attached as Exhibit A, which the parties shall execute contemporaneously with the execution of this Agreement.

        7.    Termination.    This Agreement may only be terminated upon the occurrence of one or more of the following events:

        (a)  Death. This Agreement shall terminate upon the death of the Employee.

        (b)  Disability. This Agreement shall terminate five (5) days after Employer delivers notice to the Employee (or his/her personal representative) or Employee delivers notice to Employer that the Employee is suffering from a disability that renders her/him unable to perform the essential functions of his/her employment hereunder with or without reasonable accommodations.

        (c)  At-Will. This Agreement may be terminated without cause by either party hereto by delivering to the other party a Notice of Intent to Terminate at least fourteen (14) days prior to such termination (hereinafter "Notice Period"). Failure by the Employee to provide at least fourteen days' prior written notice of her/his intent to terminate shall result in forfeiture by the Employee of any and all accrued and unpaid benefits which would otherwise be payable upon termination of this Agreement. Upon providing notice to the Employee, Employer shall have the option of relieving the Employee of all duties throughout the Notice Period.

        (d)  For Cause. This Agreement may be terminated by Employer immediately for Cause. For purposes of this Agreement, termination for "Cause" shall mean a termination due to (a) Employee's conviction of a felony; (b) objective evidence of dishonesty by Employee related to his or her employment; (c) Employee's use of illegal drugs, or use of lawful drugs or alcohol in a manner violative of Employer's written policies; (d) objective evidence of Employee's wrongful discrimination against or harassment of another person;1 (e) gross insubordination or gross dereliction of duty by Employee (i.e. egregious conduct such as repeated refusal to follow direct orders of Employer or refusal to perform minimum duties after repeated warning); or (f) Employee's diversion of any corporate opportunity or other similarly serious conflict of interest inuring to the Employee's direct or indirect benefit and the company's detriment.

Sworn statements shall satisfy this requirement of objective evidence.

        8.    Non-Competition.    As a condition of his/her employment, Employee hereby agrees that, during the term of this Agreement and for a period of one year following the termination of Employee's employment with the Company, without Employer's prior written consent, Employee shall not, directly or indirectly, own, have any interest in, act as an officer, director, agent, employee or consultant of, or assist in any way or in any capacity any person, firm, association, partnership, corporation or other entity which is a creator, manufacturer, distributor, seller or provider of non-meat or vegetarian food products or otherwise engaged in a business that is substantially similar to Employer (a "Competitive Entity") in any geographical area where Employer engages in such business. The restrictions of this section prohibiting ownership in a Competitive Entity shall not apply to Employee's ownership of less than five percent (5%) of publicly-traded securities of any Competitive Entity.

        While the Employee and Employer acknowledge that the restrictions contained in this section are reasonable, in the unlikely event that any court should determine that any of the restrictive covenants contained in this section, or any part thereof, is unenforceable because of the duration of such provision, the area covered thereby or any other basis, such court shall have the power to reduce the duration or area of such provision or otherwise amend it and, in its reduced form, such provision shall then be enforceable and shall be enforced.

        9.    Definition of Confidential Information.    As used in this Agreement, the term "Confidential Information" means (i) all trade secrets and proprietary information of WHFI; (ii) all information marked or designated by WHFI as confidential; (iii) all information, whether or not in written form and whether or not designated as confidential, which is known to Employee as being treated by WHFI as confidential; and (iv) all information provided to WHFI by third parties which WHFI is obligated to keep confidential. Confidential Information includes, but is not limited to, all inventions, improvements, devices, compositions, formulae, discoveries, ideas, designs, drawings, specifications, techniques, models, data, programs, documentation, processes, know-how, customer names and lists, marketing, product development and other business plans and financial, scientific and technical information.

        10.    Ownership.    Employee acknowledges and agrees that all Confidential Information is and shall continue to be the exclusive and permanent property of WHFI, whether or not prepared in whole or in part by Employee, and whether or not disclosed or entrusted to Employee in connection with his/her work for WHFI.

        11.    Acknowledgment of Receipt of Confidential Information.    Employee acknowledges that in the course of performing his/her duties for WHFI, he/she will have access to Confidential Information, the ownership and confidential status of which are highly important to WHFI, and he/she agrees, in addition to the specific covenants contained in this Agreement, to comply with all of WHFI policies and procedures for the protection of such Confidential Information.

        12.    Covenant of Non-Disclosure.    Employee agrees that he/she will not, during the period of his/her employment with WHFI or thereafter, reveal, communicate or disclose any Confidential Information, directly or indirectly, under any circumstances or by any means, to any third person without the prior express written consent of WHFI.

        13.    Covenant of Non-Use.    Employee agrees that he/she will not, during the period of his/her employment with WHFI or thereafter, directly or indirectly, copy, transmit, reproduce, summarize, quote or make any commercial or other use whatsoever of any Confidential Information, except as may be necessary to perform his/her duties for WHFI.

        14.    Safeguard of Confidential Information.    Employee agrees to exercise the highest degree of care in safeguarding Confidential Information against loss, theft, or to her inadvertent disclosure, and agrees generally to take all steps necessary to ensure the maintenance of confidentiality.

        15.    Return of Confidential Information.    Employee agrees, upon termination of his/her employment by WHFI, or otherwise as requested, to promptly deliver to WHFI all Confidential Information, in whatever form, that may be in his/her possession or under his/her control, together with my written certification of compliance.

        16.    Inventions.

        (a)  Disclosure. Employee will promptly disclose in writing to the President of WHFI, or his or her designee, and to no other person or entity, all inventions, improvements, discoveries, devices, compositions, trade secrets, formulae, techniques, processes, know-how, computer programs and ideas, and all information or data related thereto, made, conceived, or first reduced to practice by Employee, alone or in conjunction with others, while in the employment of WHFI if resulting from or suggested by such employment or related to fields of interest of WHFI (whether or not patentable; whether or not made or conceived at the request of or upon the suggestion of WHFI, during or out of Employee's usual hours of work, in or about the premises of WHFI or elsewhere, or with or without the use of any of WHFI's equipment, supplies, facilities or Confidential Information; and whether made or conceived prior to or subsequent to the execution hereof) and also those inventions made, conceived or first reduced to practice by Employee within one year after the termination of his/her employment if resulting from or suggested by such employment or related to fields of interest of WHFI (all of the foregoing hereinafter collectively referred to as "inventions").

        (b)  Assignment. All Inventions which Employee is required to disclose to WHFI pursuant to Section 16(a) above shall be the sole and exclusive property of WHFI and are hereby assigned to WHFI by Employee without compensation in addition to or separate from that regularly paid to Employee as compensation for Employee's employment, provided that this Section 16(b) shall not apply to any invention during the development of which no equipment, supplies, facilities, personnel, Confidential Information or other resources of WHFI was used and which was developed entirely on Employee's own time, unless (i) such invention relates in any way to the present or prospective business, products, research, or development of WHFI, or any subsidiary or affiliate thereof, or (ii) such invention in any way results from or is suggested by any work Employee performs for or on behalf of WHFI, or any subsidiary or affiliate thereof.

        (c)  Cooperation. At the request of WHFI and at its sole expense, both during and after Employee's employment with WHFI, Employee will (i) assist WHFI, or its designee, to obtain the grant of patents or other pertinent legal protection in the United States and/or in any other country or countries designated by WHFI, covering inventions belonging to WHFI under Section 16(b) above; (ii) cooperate with WHFI in maintaining, prosecuting, protecting and enforcing such patents or other pertinent legal protections; and (iii) in connection therewith, execute such applications, statements or other documents, furnish such information and data and take such other actions (including without limitation the giving of testimony) as WHFI may from time to time reasonably request. In addition, Employee will execute all documents necessary to vest in WHFI all right, title and interest to such inventions, and to such patents or other pertinent legal protections. If Employee shall be required to devote Employee's time after termination of Employee's employment, then the amount of time the Employee shall be required to devote to WHFI shall be such that the amount of time will not interfere with Employee's other employment at that time and shall not exceed ten hours per month.

        (d)  Excluded Inventions. A complete list of all inventions, patented or unpatented, which Employee has made or conceived prior to his/her employment with WHFI and with respect to which Employee claims patent, trade secret or other proprietary rights, is attached hereto as Exhibit B.

        17.    Work Made for Hire.    Employee agrees that all creative work, including without limitation computer programs or models, prepared or originated by Employee, in whole or in part, for WHFI, or during or within the scope of Employee's employment by WHFI, which may be subject to protection under federal copyright law, constitutes "work made for hire," all rights to which are owned by WHFI; and, in any event, Employee assigns to WHFI all rights, title, and interest, whether by way of copyright, trade secret, or otherwise, in all such work, whether or not subject to protection by copyright laws. Employee also agrees to cooperate with WHFI and perform such other acts as may be required by Section 16(c) above with respect to such work in the same manner and to the same extent as required with respect to inventions under Section 16(a). Employee hereby waives any and all rights he/she may have to claim authorship of, or to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any such work.

        18.    Personal Property of WHFI.    Employee agrees that all memoranda, notes, records, correspondence, papers, customer lists, plans, designs, drawings, specifications, video tapes, audio tapes, computer disks and tapes, and other written or otherwise recorded material, and all copies thereof, relating directly or indirectly in any way to WHFI or its operations or business, some of which may be prepared by him/her, and all objects associated therewith (such as models and samples), which have come into Employee's possession or control at any time and in any way shall be WHFI's property. Employee will not, except for WHFI's use, make or cause to be made any copies, duplicates, facsimiles or other reproductions, or any abstracts or summaries, of any of the aforementioned materials or objects, or remove any such materials or objects, from WHFI's facilities, or use any information concerning them, except for WHFI's benefit, either during Employee's employment with WHFI or thereafter. Employee agrees to deliver all of the aforementioned materials and objects that may be in his/her possession or under his/her control to WHFI on termination of his/her employment, or at any other time on WHFI's request, together with his/her written certification of compliance.

        19.    Acknowledgement of Irreparable Harm.    Employee acknowledges that the Confidential Information that he/she will obtain as a result of his/her employment by WHFI is special and unique to WHFI and that the disclosure of any Confidential Information or the breach of the Non-Competition covenant set forth in paragraph 8 will result in irreparable and continuing harm to WHFI for which there will be no adequate remedy at law.

        20.    Remedies.    Employee agrees, in the event he/she fails to abide by paragraphs 8-19 of this Agreement, that WHFI shall be entitled to specific performance, including immediate issuance of a temporary restraining order and/or preliminary or permanent injunctive relief enforcing this Agreement, without the necessity of proof of actual damages and without posting bond for such relief, and to judgment for damages caused by Employee's breach, and to any other remedies provided by applicable law. In the event any of the terms or conditions of this Agreement are found unreasonable by a court of competent jurisdiction, Employee agrees to accept as binding in lieu thereof, any such lesser restrictions which said court may deem reasonable.

        21.    Subpoenas.    If Employee is served with any subpoena or other compulsory judicial or administrative process calling for production of Confidential Information, Employee will immediately notify WHFI in order that it may take such action as it deems necessary to protect its interests.

        22.    Prior Employment.    Employee understands that WHFI is not employing him/her to obtain any information which is the property of any previous employers or any other person or entity for whom Employee has performed services. Employee also understands that WHFI expects that the product of any services performed by Employee in the course of his/her employment, or knowledge or information, such as trade secrets, trade lists, plans, designs, drawings, devices, machinery, engineering and scientific developments, or other Confidential Information, developed in the course of or as a result of his/her employment, will be the property of WHFI in accordance with the terms of this Agreement. Accordingly, Employee warrants and represents to WHFI that (i) he/she will not, in performing services for WHFI, make use of information which is the property of and/or confidential to any previous employer or other person or entity for whim he/she has performed services; (ii) a complete list of all prior employment, confidentiality or other agreements which may impose restrictions on his/her activities is attached hereto as Exhibit C, true and correct copies of which have been provided to WHFI; and (iii) Employee is not currently subject to any restriction which would prevent him/her from carrying out his/her duties for WHFI.

        23.    Miscellaneous Provisions.

        (a)  Notification of Other Employment. In order to allow WHFI to evaluate risks to its Confidential Information and to take steps, if necessary, to protect its exclusive ownership rights to Confidential Information and the inventions and other works assigned to WHFI hereunder, Employee agrees to notify WHFI, prior to accepting any employment with any third party, whether as an employee or independent contractor, and prior to commencing any business relating to the subject matter of the Confidential Information.

        (b)  Confidentiality. Employee agrees to keep the terms of this Agreement, specifically including without limitation, the amount of the severance pay, and the fact that he/she may receive or has received severance pay, strictly confidential. Employee may disclose the terms of this Agreement to his or her spouse and immediate family. He or she may also disclose the terms of this Agreement to his/her accountant, attorney, and taxing or other governmental authorities only as may be necessary for his or her financial affairs or as required by law.

        (c)  Non-disparagement. Except as necessary to perform his or her job duties, Employee shall not make any derogatory remarks of any nature whatsoever about Employer or its products either publicly or privately, unless required by law during and after his or her employment with the Company.

        (d)  Entire Agreement. This document is the entire, final and complete agreement and understanding of the parties regarding the subject matter hereof and supersedes and replaces all previous agreements, communications and understandings, either written or oral, between the parties or their representatives with respect to such subject matter.

        (e)  Waiver. A waiver of any provision of this Agreement shall not be deemed, or shall not constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the parties making the waiver.

        (f)    Binding Effect. All rights, remedies, and liabilities herein given to or imposed upon the parties shall extend to, inure to the benefit of, and bind, as the circumstances may require, the parties or their representative heirs, personal representatives, administrators, successors and assigns.

        (g)  Amendments. No supplement, modification, or amendment of this Agreement shall be valid, unless the same is in writing and signed by all parties thereto.

        (h)  Severability. In the event any provision or portion of this Agreement is held to be unenforceable or invalid by any court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected or invalidated thereby.

        (i)    Attorneys' Fees. If litigation or other formal proceeding is commenced by either party to enforce any provision of this Agreement, or by reason of any breach of this Agreement, the prevailing party shall be entitled to recover reasonable costs and attorneys' fees, both at trial and on appeal.

        (j)    Governing Law. This Agreement shall be deemed to have been executed and entered into in Portland, Oregon and shall be governed, construed, performed and enforced in accordance with the laws of the State of Oregon, without regard to its conflict of law principles.

        (k)  Acknowledgement. The parties have read this Agreement, fully understand the terms and conditions set forth herein, and accept and sign the same as their own free act.

        IN WITNESS THEREOF, the parties have executed this Agreement on the respective dates set forth below, retroactively effective as of March 14, 1997.

EMPLOYER: Name: /s/ James W. Linford Date: 5/2/97	EMPLOYEE: WHOLESOME & HEARTY FOODS, INC., an Oregon corporation Name: /s/ Lyle Hubbard Title: CEO

ADDENDUM

        This Addendum modifies the Employment Agreement entered between the parties dated March 25, 1997 and together with the terms contained therein, constitutes the complete agreement of the parties.

1. Hire Date. Employee's employment with Employer will commence March 14, 1997.

2. Vacation. Employee will accrue vacation time at the rate of three weeks per year for the first four years of employment. After the first four years of employment, Employee will accrue vacation at the rate described in the company policy on vacations in the Employee Handbook.

3. Definitions. As used in paragraph 4 of this Addendum, the following terms shall have the following meanings:

        (a)  Termination of Employment. Termination of employment shall mean the termination of Employee's employment by Employer for other than "Cause." Employee's termination of the employment relationship shall not constitute a Termination of Employment under this Addendum; provided, however, if Employee voluntarily terminates his employment immediately after there has been a change in the company's Chief Executive Officer and employee has not been offered a substantially equivalent job from the company. Such voluntary termination shall constitute an exception to this rule and shall be considered a Termination of Employment under this Agreement and Employee shall be entitled to severance benefits.

        (b)  Gross Salary. Gross Salary shall mean the gross amount of weekly wages paid to Employee as of the Termination of Employment. Gross Salary does not include the value of any other non-wage benefits provided to Employee, such as medical insurance, vacation, sick leave, stock options, or retirement benefits. Gross Salary does not include bonuses and any non-wage benefits provided.

4. Severance Benefits. In the event of a Termination of Employment as defined herein, and subject to the other terms and conditions of this Agreement, Employer agrees to provide Employee with six months Gross Salary as severance pay. The payments will shall be made in equal bi-weekly installments, and shall be subject to all normal state, federal or other withholding and/or deductions.

EMPLOYEE: Name: /s/ James W. Linford Date: 5/2/97	EMPLOYER: WHOLESOME & HEARTY FOODS, INC., an Oregon Corporation Name: /s/ Lyle Hubbard Title: CEO

SECOND ADDENDUM TO EMPLOYMENT AGREEMENT

        This SECOND ADDENDUM TO EMPLOYMENT AGREEMENT (this "Second Addendum") is entered into as of June 25, 2001, between Gardenburger, Inc., an Oregon corporation (the "Company"), and James W. Linford ("Executive"), and is an addition to the existing Employment Agreement dated March 25, 1997, between the Company and Executive, as modified by an undated Addendum (as modified, the "Original Employment Agreement"). A copy of the Original Employment Agreement is attached hereto for reference.

        In consideration of the mutual covenants set forth in this Second Addendum and in the Original Employment Agreement, the parties agree as follows:

        1.    Sale Bonus

        (a)  After the completion of a "Sale Transaction," as defined below, the Company will pay Executive a "Sale Bonus," as described below, provided Executive remains as Vice President and Chief Operating Officer of the Company during the negotiation of and through the closing of the Sale Transaction. The Sale Bonus will be payable to Executive after all post-closing adjustments in connection with the Sale Transaction have been determined.

        (b)  For purposes of this paragraph 1:

        (ii)  A "Sale Transaction" means a single transaction or a series of related transactions approved by the Board of Directors of the Company resulting in:

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    A sale or other disposition by the Company of all or substantially all its assets;

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    A sale, share exchange, or other disposition of all or substantially all the capital stock of the Company;

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  A merger, consolidation, or other corporate transaction with a third party in which the Company's shareholders receive cash, stock, securities, or any other consideration (or any combination of the foregoing) in exchange for their stock in the Company.

        (ii)  The "Sale Bonus" is an amount equal to the sum of (i) .25 percent of the portion of the "Total Consideration" (as defined below) equal to or less than $100 million, plus (ii) .50 percent of the portion of the Total Consideration in excess of $100 million; and

        (iii)  The "Total Consideration" in connection with a Sale Transaction means:

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  The amount of cash and the aggregate market value of all other consideration received by the Company in connection with a sale or other disposition of its assets (exclusive of any indebtedness or liabilities of the Company to which the assets taken are subject or which are assumed by the purchaser or other acquirer of the Company's assets); or

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  The aggregate amount of cash and the aggregate market value of all other consideration received by the Company's shareholders in any sale, share exchange, or other disposition of the Company's stock or any merger, consolidation, or similar transaction.

        2.    Withholding and Payroll Taxes. All amounts payable by the Company to Executive pursuant to this Second Addendum are subject to and will be reduced by amounts the Company is required to withhold for all applicable federal, state, and local income and payroll taxes.

        The parties have executed this Second Addendum as of the date first set forth above.

GARDENBURGER, INC.
By:
Scott C. Wallace President and Chief Executive Officer
EXECUTIVE

James W. Linford

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  EXHIBIT 10.1
EMPLOYMENT AGREEMENT
AGREEMENT
ADDENDUM
SECOND ADDENDUM TO EMPLOYMENT AGREEMENT